Exhibit 10.20

CardConnect Corp.
Non-Qualified Stock Option Agreement
Inducement Award

This Non-Qualified Stock Option Agreement (this “Agreement”) is made and entered into as of April 17, 2017 by and between CardConnect Corp., a Delaware corporation (the “Company”), and Amanda Abrams (the “Participant”).
This Agreement is granted as an inducement award under the Nasdaq Marketplace Rules (the “Nasdaq Rules”). Accordingly, the Agreement has been granted outside of the Company’s Amended and Restated 2016 Omnibus Equity Compensation Plan as may be amended from time to time (the “Plan”). However, the Agreement will be governed in all respects as if issued under the Plan, as currently in effect and as may be amended hereafter from time to time (the provisions of which are incorporated herein by reference), as well as the following specific provisions:

Grant Date:     April 17, 2017
Exercise Price per Share: ___$13.95__________
Number of Option Shares:     200,000
Expiration Date: April 17, 2027 (NTD: 10 years from Grant Date)

1.	Grant of Option.

(a)
Grant; Type of Option. The Company hereby grants to the Participant a non-qualified stock option (the “Option”) to purchase the total number of shares of Common Stock of the Company equal to the number of Option Shares set forth above, at the Exercise Price set forth above. This option is a non-statutory stock option under the Code. The Option is being granted as an inducement award under the Nasdaq Rules, however, the Option is governed in all respects as if issued under the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the term or provision of the Plan shall prevail.

(b)
Consideration. The grant of the Option is made in consideration of the services to be rendered by the Participant to the Company. Capitalized terms used but not defined herein will have the meaning ascribed to them in the Plan.

2.	Exercise Period; Vesting.

(a)	Vesting Schedule. The Option will become vested and exercisable with respect to 25% of the shares on first anniversary of the Grant Date and thereafter shall vest with respect to

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an additional 25% on an annual basis through the fourth anniversary of the Grant Date until the Option is 100% vested; provided, however, that the Option shall become fully vested and exercisable (A) if the Participant’s employment is terminated by Parent without Cause or by Participant with Good Reason or (B) upon a “change of control” (as such term is defined in the Plan). “Cause” and “Good Reason” shall each be defined as set forth in the Participant’s Employment Agreement, dated April 17, 2017, as the same may be amended from time to time (the “Employment Agreement”). Any unvested portion of the Option will not be exercisable on or after the date on which the Participant ceases to be employed by the Company or any of its subsidiaries.

(b)	Expiration. The Option will expire on the Expiration Date set forth above, or earlier as provided in this Agreement or the Plan.

3.	Termination of Employment.

(a)
Termination for Reasons Other Than Cause, Death, Disability. If the Participant's employment is terminated without Cause or by Participant with Good Reason (each as defined in the Employment Agreement, the Participant may exercise the Option only within such period of time ending on the earlier of: (a) the date three months following the termination of the Participant's employment or (b) the Expiration Date.

(b)	Termination for Cause. If the Participant's employment is terminated for Cause, the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable.

(c)
Termination due to Disability. If the Participant's employment terminates as a result of the Participant's disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date 12 months following the Participant's termination of employment or (b) the Expiration Date.

(d)
Termination due to Death. If the Participant's employment terminates as a result of the Participant's death, the vested portion of the Option may be exercised by the Participant's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by the person designated to exercise the Option upon the Participant's death, but only within the time period ending on the earlier of: (a) the date 12 months following the Participant's termination of employment or (b) the Expiration Date.

(e)	Manner of Exercise.

(f)
Election to Exercise. To exercise the Option, the Participant (or in the case of exercise after the Participant's death or incapacity, the Participant's executor, administrator, heir or legatee, as the case may be) must deliver to the Company or its designated agent a notice of intent to exercise in the manner designated by the Administrator. If someone other than the Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.

(g)	Payment of Exercise Price. The entire Exercise Price of the Option and any withholding taxes for the Option shall be payable:

a.	in cash or by certified check;

b.
with the approval of the Administrator, by withholding shares of Stock subject to the Option, by delivering shares of Stock owned by the Participant or by attestation (on a form prescribed by the Administrator) to ownership of shares of Stock (in each case, such shares of Stock shall have an aggregate Fair Market Value on the date of exercise equal to the Option Price);

c.
in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law; or

d.	by such other method as the Administrator may approve, to the extent permitted by applicable law.

(h)
Withholding. If the Company, in its discretion, determines that it is obligated to withhold any tax in connection with the exercise of the Option, the Participant must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company, or the Company may deduct from other wages paid to the Participate the amount of any withholding taxes due with respect to such Grants.

(i)
Issuance of Shares. Provided that the exercise notice and payment are in form and substance satisfactory to the Company, the Company shall issue the shares of Common Stock registered in the name of the Participant, the Participant's authorized assignee, or the Participant's legal representative which shall be evidenced by stock certificates representing the shares with the appropriate legends affixed thereto, appropriate entry on the books of the Company or of a duly authorized transfer agent, or other appropriate means as determined by the Company.

(j)
No Right to Continued Employment; No Rights as Shareholder. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in this Agreement shall be construed to limit the discretion of the Company to terminate the Participant's employment at any time, with or without Cause. The Participant shall not have any rights as a shareholder with respect to any shares of Common Stock subject to the Option unless and until certificates representing the shares have been issued by the Company to the holder of such shares, or the shares have otherwise been recorded on the books of the Company or of a duly authorized transfer agent as owned by such holder.

(k)
Transferability. The Option is not transferable by the Participant other than to a designated beneficiary upon the Participant's death or by will or the laws of descent and distribution, and is exercisable during the Participant's lifetime only by him or her. No assignment or transfer of the Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option will terminate and become of no further effect.

(l)
Adjustments. The terms of this Agreement, including the number of shares of Common Stock subject to the Option, shall be adjusted as the Administrator determines is equitably required in the event the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization.

(m)
Tax Liability and Withholding. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Option or the subsequent sale of any shares acquired on exercise; and (b) does not commit to structure the Option to reduce or eliminate the Participant's liability for Tax-Related Items.

(n)
Compliance with Law. The exercise of the Option and the issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued pursuant to this Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

(o)
Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

(p)	Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

(q)
Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Administrator for review. The resolution of such dispute by the Administrator shall be final and binding on the Participant and the Company.

(r)
Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom this Agreement may be transferred by will or the laws of descent or distribution.

(s)
Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

(t)
Amendment. The Administrator has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant's material rights under this Agreement without the Participant's consent; provided, further, that, to the extent required under the rules of any securities exchange or market system on which the Company’s common stock is listed, amendments to this Agreement shall be subject to approval by the Company’s stockholders. Nothing in this Section 15 shall limit the Administrator’s authority to take any action permitted pursuant to the Plan.

(u)
No Impact on Other Benefits. The value of the Participant's Option is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

(v)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

(w)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the underlying shares and that the Participant should consult a tax advisor prior to such exercise or disposition.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CARDCONNECT CORP.
By: /s/ Jeffrey Shanahan Name: Jeffrey Shanahan Title: Chief Executive Officer and President

EMPLOYEE
By: /s/ Amanda Abrams Name: Amanda Abrams